LIFE INSURANCE POLICY

COVERAGE PROVIDED BY THIS POLICY. We agree to pay the Death Benefit to the Beneficiary when We receive proof of the death of the Insured while this policy is in effect, subject to the terms of this policy. The Death Benefit is explained in the DEATH BENEFIT PROVISIONS section.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY INCREASE OR DECREASE DEPENDING UPON THE INVESTMENT RESULTS OF THE SUB-ACCOUNTS YOU SELECT, AND UPON THE DEATH BENEFIT OPTION SELECTED. THE ACCOUNT VALUE MAY INCREASE OR DECREASE WITHOUT LIMIT DEPENDING UPON THE INVESTMENT RESULTS OF THE SUB-ACCOUNTS YOU SELECT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS YOU ALLOCATE TO THE SUB-ACCOUNTS.

Premiums are payable on this policy until the day before the policy anniversary on which the Insured is age 100. If the policy is still in effect at that time, the insurance coverage provided by this policy will continue until the death of the Insured, as explained in the EXTENDED MATURITY BENEFIT PROVISION section, with no further premium payments.

TEN-DAY RIGHT TO EXAMINE THE POLICY (FREE LOOK PERIOD). PLEASE READ YOUR POLICY CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT TO US WITHIN 10 DAYS AFTER YOU RECEIVE IT. MAIL OR DELIVER THE POLICY TO US AT OUR HOME OFFICE (P.O. BOX 2850, CINCINNATI, OHIO 45201-2850) OR TO THE AGENT THROUGH WHOM YOU PURCHASED IT. THE POLICY WILL BE DEEMED VOID AS THOUGH NO APPLICATION WAS MADE. WE WILL REFUND TO YOU AN AMOUNT EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUMS YOU HAVE PAID, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VARIABLE ACCOUNT VALUE ON THE DATE YOUR CANCELLATION REQUEST IS RECEIVED BY US OR THE AGENT THROUGH WHOM YOU PURCHASED THIS POLICY, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

This policy is a legal contract between You, as Owner, and Columbus Life Insurance Company.

         Signed for Columbus Life Insurance Company at Cincinnati, Ohio.




      Secretary                                                President

                        PLEASE READ YOUR POLICY CAREFULLY

                 Flexible Premium Variable Universal Life Policy
           Flexible Premiums Payable During Life of Insured to Age 100
                    Death Benefit Payable at Death of Insured
                                Non-Participating


TABLE OF CONTENTS
POLICY SCHEDULE                                 3               POLICY VALUES                                  16
DEFINITIONS                                     4                   Account Value                              16
THIS POLICY IS A CONTRACT                       7                   Cash Surrender Value                       16
OWNERSHIP PROVISIONS                            7                   Net Cash Surrender Value                   16
    Owner, Contingent Owner                                         Withdrawal                                 16
    and Joint Owner                             7               LOAN PROVISIONS                                16
BENEFICIARY PROVISIONS                          8                   Right to Borrow and
    Primary Beneficiary and                                         Maximum Loan                               16
    Contingent Beneficiary                      8                   Loan Account                               17
DEATH BENEFIT PROVISIONS                        8                   Loan Interest                              17
    Death Benefit                               8                   Policy Termination                         17
    Death Benefit Options                       9                   Repaying Loans                             17
       Option 1                                 9               POLICY COSTS AND CHARGES                       17
       Option 2                                 9                   Premium Expense Charge                     17
    Specified Amount and Death                                      State Tax Charge                           18
    Benefit Option Changes                      9                   Monthly Deduction and
       Increasing the Specified Amount          9                   Monthly Expense Charge                     18
       Decreasing the Specified Amount          10                     Cost of Insurance Charge                18
       Changing the Death                                              Per Policy Charge                       19
       Benefit Option                           10                     Per $1,000 Charge                       19
PREMIUM PAYMENT PROVISIONS                      10                     Mortality and Expense Risk Charge       19
    Payment of Premiums                         10                  Surrender Charge                           19
    Planned Premiums                            10              PAYMENT OF PROCEEDS                            20
    Grace Period and Termination                                    Policy Proceeds                            20
    of Coverage                                 11                  How We Pay                                 20
REINSTATEMENT                                   11                  How to Claim Death Proceeds                20
GUARANTEE OF CONTINUED COVERAGE                 11                  Calculation of Death Proceeds              20
 MINIMUM ANNUAL PREMIUMS                        11
    Minimum Annual Premium                      11              CHOOSING AN INCOME PLAN                        20
    Five-Year No-Lapse Guarantee                11                  The Income Plans                           21
EXTENDED MATURITY BENEFIT PROVISION             12                  Adjustment to Age                          24
VARIABLE ACCOUNT PROVISIONS                     12              GENERAL PROVISIONS                             25
    Separate Account                            12                  Annual Report                              25
    Sub-Accounts                                12                  Projection of Benefits
    Variable Account                            12                  and Values                                 25
    Valuation Date and                                              Ownership and Insulation
    Valuation Period                            13                  of Assets                                  25
    Accumulation Unit                           13                  Reliance                                   25
    Net Investment Factor                       13                  Limits on Our Contesting
    Crediting and Deduction of                                      This Policy                                25
    Accumulation Units                          13                  Conversion to a Fixed Policy               25
    Addition, Deletion or                                           Suicide                                    26
    Substitution of Investments                 14                  Error in Age or Sex                        26
FIXED ACCOUNT PROVISIONS                        14                  Claims of Creditors                        26
    Fixed Account                               14                  Assignment                                 26
    Fixed Account Value                         14                  Required Note on
    Interest Rate                               14                  Our Computations                           26
ALLOCATION OF PREMIUMS                          15                  Authority to Make Agreements               27
DOLLAR COST AVERAGING                           15                  Conformity with Laws                       27
TRANSFER PROVISIONS                             15                  Taxes                                      27
    Transfers                                   15                  Termination                                27
    Limitation on Transfers                                         Notices                                    27
    from the Fixed Account                      15                  Nonparticipating                           27


--------------------------------------------------------------------------------

                                 POLICY SCHEDULE

                INSURED:   [John Doe]                              POLICY NUMBER:   [CM1234567V]

                  OWNER:   John Doe                                  POLICY DATE:   01-01-2001

                                                                     INSURED AGE:   35

       SPECIFIED AMOUNT:   $100,000                                  INSURED SEX:   Male

                  CLASS:   Preferred (Non-Tobacco User)          PLANNED PREMIUM:   $850.00
                                                                                    Annually

    MINIMUM ISSUE LIMIT:   $100,000                               PAYABLE TO AGE:   [100]

   DEATH BENEFIT OPTION:   [1]



             Minimum Annual Premium for Five-Year No-Lapse Guarantee:     [$850.00]

                                           Maximum Per Policy Charge:     $9.00 Per Policy

                                      Maximum Premium Expense Charge:     See Maximum Premium
                                                                          Expense Charge Page

                                           Maximum Per $1,000 Charge:     See Maximum Per $1,000
                                                                          Charge Page

                           Maximum Mortality and Expense Risk Charge:     See Maximum Mortality and
                                                                          Expense Risk Charge Page

                                  Maximum Loan Interest Rate Charged:     4.00%

          Minimum Guaranteed Interest Rate Credited to Fixed Account:     3.00%

           Minimum Guaranteed Interest Rate Credited to Loan Account:     3.00%

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE DEATH OF THE INSURED DUE EITHER TO INSUFFICIENT PREMIUM OR UNFAVORABLE VARIABLE ACCOUNT PERFORMANCE, OR THE COMBINED EFFECT OF BOTH.

                            ALLOCATION OF NET PREMIUM
           (Percentages must be in whole numbers and must total 100%)

     SUB-ACCOUNTS OF THE COLUMBUS LIFE INSURANCE COMPANY SEPARATE ACCOUNT 1:

                       [       AIM V.I. Growth                   ]
                               AIM V.I. Government Securities
                               Alger American Small Captialization
                        35%    Alger American Growth
                               MFS VIT Emerging Growth
                               MFS VIT Growth with Income
                               PIMCO Long-Term U.S. Government Bond
                               Touchstone Small Cap Value
                               Touchstone Emerging Growth
                               Touchstone International Equity
                        50%    Equity 500 Index Fund
                               Touchstone High Yield
                               Touchstone Value Plus
                               Touchstone Enhanced 30
                               Touchstone Balanced
                               Touchstone Bond
                               Touchstone Standby Income
                       [ 15%   Fixed Account                    ]




--------------------------------------------------------------------------------
                                     Page  3           Allocation of Net Premium

                  GUARANTEED MAXIMUM COST OF INSURANCE CHARGES
                        PER THOUSAND DOLLARS OF INSURANCE
        (Based on 1980 CSO Nonsmoker Mortality Table, Age Last Birthday)

   Attained        Monthly            Attained       Monthly            Attained       Monthly
      Age           Charge               Age          Charge               Age          Charge
-------------------------------     -----------------------------     -----------------------------

       0          0.089220               36          0.151820              72          3.839990
       1          0.085880               37          0.161840              73          4.293280
       2          0.082540               38          0.172690              74          4.794460
       3          0.080880               39          0.184390              75          5.333740
       4          0.077540               40          0.198590              76          5.907380
       5          0.073370               41          0.213630              77          6.511600
       6          0.069200               42          0.229510              78          7.150730
       7          0.065030               43          0.247060              79          7.845900
       8          0.062530               44          0.266290              80          8.620930
       9          0.061690               45          0.288040              81          9.498890
      10          0.062530               46          0.311460              82         10.501350
      11          0.067530               47          0.336570              83         11.628210
      12          0.076700               48          0.364190              84         12.862100
      13          0.089220               49          0.394340              85         14.178860
      14          0.103400               50          0.428690              86         15.565070
      15          0.118420               51          0.468090              87         17.002260
      16          0.132610               52          0.513380              88         18.486430
      17          0.143470               53          0.565410              89         20.041320
      18          0.151820               54          0.623350              90         21.693700
      19          0.156830               55          0.688070              91         23.488560
      20          0.140130               56          0.758730              92         25.504290
      21          0.138460               57          0.833670              93         27.961930
      22          0.135950               58          0.917110              94         31.383850
      23          0.132610               59          1.010780              95         36.798270
      24          0.129280               60          1.115550              96         46.588990
      25          0.125100               61          1.232310              97         67.043870
      26          0.122600               62          1.367070              98         83.333330
      27          0.120930               63          1.519910              99         83.333330
      28          0.120090               64          1.690090
      29          0.120090               65          1.876860
      30          0.120930               66          2.079500
      31          0.123430               67          2.297270
      32          0.126770               68          2.534600
      33          0.131780               69          2.798580
      34          0.137620               70          3.098170
      35          0.144300               71          3.441600
-------------------------------     -----------------------------     -----------------------------


This table shows the guaranteed maximum Cost of Insurance Charges for the Insured as a non-tobacco user. For any Insured in a special or substandard rate class, the guaranteed maximum Cost of Insurance Charges shall be the rate shown in the table multiplied by the appropriate rating factor. Such factor will be shown in the amendment added to the policy. Attained age is the age of the Insured on the last anniversary of the Policy Date or of the date of any increase.






--------------------------------------------------------------------------------
                                    Maximum Cost of Insurance Per $1,000 Charges

                            MAXIMUM SURRENDER CHARGES

    Policy Month             Amount                  Policy Month             Amount
---------------------------------------------     --------------------------------------------
        1-60                   $765.00                    100                    $425.00
         61                    $756.50                    101                    $416.50
         62                    $748.00                    102                    $408.00
         63                    $739.50                    103                    $399.50
         64                    $731.00                    104                    $391.00
         65                    $722.50                    105                    $382.50
         66                    $714.00                    106                    $374.00
         67                    $705.50                    107                    $365.50
         68                    $697.00                    108                    $357.00
         69                    $688.50                    109                    $348.50
         70                    $680.00                    110                    $340.00
         71                    $671.50                    111                    $331.50
         72                    $663.00                    112                    $323.00
         73                    $654.50                    113                    $314.50
         74                    $646.00                    114                    $306.00
         75                    $637.50                    115                    $297.50
         76                    $629.00                    116                    $289.00
         77                    $620.50                    117                    $280.50
         78                    $612.00                    118                    $272.00
         79                    $603.50                    119                    $263.50
         80                    $595.00                    120                    $255.00
         81                    $586.50                    121                    $244.38
         82                    $578.00                    122                    $233.75
         83                    $569.50                    123                    $223.13
         84                    $561.00                    124                    $212.50
         85                    $552.50                    125                    $201.88
         86                    $544.00                    126                    $191.25
         87                    $535.50                    127                    $180.63
         88                    $527.00                    128                    $170.00
         89                    $518.50                    129                    $159.38
         90                    $510.00                    130                    $148.75
         91                    $501.50                    131                    $138.13
         92                    $493.00                    132                    $127.50
         93                    $484.50                    133                    $116.88
         94                    $476.00                    134                    $106.25
         95                    $467.50                    135                   $  95.63
         96                    $459.00                    136                   $  85.00
         97                    $450.50                    137                   $  74.38
         98                    $442.00                    138                   $  63.75
         99                    $433.50                    139                   $  53.13
                                                          140                   $  42.50
                                                          141                   $  31.88
                                                          142                   $  21.25
                                                          143                   $  10.63
                                                          144                  $    0.00
                                                      145 or more              $    0.00

Policy Month begins on the monthly anniversary day in the calendar month and ends on the day before the monthly anniversary day in the next calendar month. Policy Month 1 begins on the policy date.


--------------------------------------------------------------------------------

                                Page 3                Maximum Surrender Charges

                         MAXIMUM PREMIUM EXPENSE CHARGE

        Coverage                        Up To                    In Excess Of
       LAYER MONTH                 TARGET PREMIUM               TARGET PREMIUM
--------------------------     ------------------------     --------------------

         1 - 144                        7.50%                        4.25%
          145 +                         3.50%                        2.75%



                                   TARGET PREMIUM                    DATE
                               ------------------------     --------------------

    COVERAGE LAYER 1                 [ $ 850.00                  01/01/2001 ]



--------------------------------------------------------------------------------

                               Page 3             Maximum Premium Expense Charge

                            MAXIMUM PER $1,000 CHARGE
                    PER THOUSAND DOLLARS OF SPECIFIED AMOUNT

                    Coverage Layer Month             Expense Charge Factor
                -----------------------------     -----------------------------

    COVERAGE LAYER 1         1 - 144                          [ .06250 ]
                              145+                            [ .00000 ]




--------------------------------------------------------------------------------

                               Page 3                  Maximum Per $1,000 Charge

                    MAXIMUM MORTALITY AND EXPENSE RISK CHARGE

                                 Expense Charge
    POLICY MONTH              ACCOUNT VALUE BAND*                MONTHLY          ANNUALIZED
---------------------     -----------------------------     -------------------------------------
      1 - 144                         All                       0.075000%           0.90%
        145+                     First $25,000                  0.075000%           0.90%
                                  Next $25,000                  0.054167%           0.65%
                                 Next $200,000                  0.033333%           0.40%
                              Excess over $250,000              0.025000%           0.30%

         * Account Value less the value of the Loan Account.



--------------------------------------------------------------------------------

                            Page 3     Maximum Mortality and Expense Risk Charge

--------------------------------------------------------------------------------
DEFINITIONS

YOU AND YOUR. In this policy, You and Your refer to the Owner of the policy. In the application, You and Your refer to the proposed Insured.

WE, OUR AND US. Columbus Life Insurance Company.

BASIC POLICY TERMS

ATTAINED AGE. The Age of the Insured on the last anniversary of the Policy Date or of the date of any increase.

BENEFICIARY OR PRIMARY BENEFICIARY. The person or persons You have named to receive the Death Benefit when the Insured dies.

CONTINGENT BENEFICIARY. The person or persons You have named to receive the Death Benefit if none of the Primary Beneficiaries is living when the Insured dies.

CONTINGENT OWNER. The person You have named to be the Owner of this policy if You die before the Insured.

COVERAGE LAYER. A Coverage Layer consists of all base policy and rider coverages that become effective on a single Monthly Anniversary Day. The first Coverage Layer includes coverage effective on the Policy Date. An increase in base coverage or the addition of rider benefits creates another Coverage Layer.

INSURED. The person named on the application on whose life this policy provides insurance coverage.

MONTHLY ANNIVERSARY DAY. The date each month on which We deduct the Monthly Deduction and the Monthly Expense Charge. This is generally the same date each month as the Policy Date, so long as that date falls on a Valuation Date. The initial Monthly Anniversary Day is the Policy Date.

OWNER OR JOINT OWNER. The person or persons who have all rights under this policy. If there are Joint Owners, both must consent in writing to the exercise of any right under this policy.

POLICY DATE. The date from which policy months, years and anniversaries are measured.

POLICY SCHEDULE. The schedule on page 3 of this policy, or the most recent amended Policy Schedule We have sent You to replace it.

SPECIFIED AMOUNT. The amount of insurance coverage You have selected, as shown on the Policy Schedule.

PREMIUMS AND GUARANTEES

NET PREMIUM. The amount of premium paid less the Premium Expense Charge and the State Tax Charge.

PLANNED PREMIUM. The amount and frequency of the premium You have indicated You plan to pay, as shown on the Policy Schedule.

TARGET PREMIUM. A cumulative level of premium payment in a coverage year that determines the rate of the Premium Expense Charge deducted from premium payments allocated to a Coverage Layer. The Target Premium for each Coverage Layer is shown on the Policy Schedule.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FIVE-YEAR NO-LAPSE GUARANTEE. Our guarantee that this policy will not terminate or begin the Grace Period during the five-year period beginning on the Policy Date, provided certain conditions are met, as described in the GUARANTEE OF CONTINUED COVERAGE section.

ACCOUNTS AND PORTFOLIOS

FIXED ACCOUNT. An option under this policy which allows You to allocate Your Net Premiums to Our general account in order to earn interest at an effective annual rate guaranteed not to be less than 3.00%.

LOAN ACCOUNT. The portion of the Account Value which is collateral for loan amounts and any interest due which remains unpaid.

PORTFOLIO. A separate investment fund in which a Sub-Account of the Separate Account invests.

SEPARATE ACCOUNT. Columbus Life Insurance Company Separate Account 1.

SUB-ACCOUNT. A sub-division of the Separate Account. Each Sub-Account invests in different Portfolio. The Sub-Accounts are shown on the Policy Schedule.

VARIABLE ACCOUNT. An option under this policy which allows You to allocate Your Net Premiums to one or more Sub-Accounts of the Separate Account.

VALUE AND VALUATION

ACCOUNT VALUE. The sum of Your interest in the Fixed Account, the Variable Account and the Loan Account. The ACCOUNT VALUE section explains how to calculate the Account Value.

ACCUMULATION UNIT. An accounting unit of measure that We use to calculate the Variable Account Value.

AMOUNT AT RISK. The amount by which the Death Benefit plus any Indebtedness exceeds the Account Value.

CASH SURRENDER VALUE. The Account Value, less any applicable Surrender Charges.

INDEBTEDNESS. Any policy loan plus any accrued loan interest.

NET CASH SURRENDER VALUE. The Account Value, less any applicable Surrender Charge, less any Indebtedness.

NET INVESTMENT FACTOR. A factor which reflects the investment gain or loss of a Sub-Account from one Valuation Period to the next.

VALUATION DATE. Any date on which We are open for business and the New York Stock Exchange is open for trading.

VALUATION PERIOD. A period beginning with the close of business on the New York Stock Exchange on one Valuation Date and ending at the close of business on the New York Stock Exchange on the next Valuation Date.

VARIABLE ACCOUNT VALUE. The current value of all Your Accumulation Units in the Sub-Accounts.

--------------------------------------------------------------------------------

CHARGES

COST OF INSURANCE CHARGE. The amount deducted each Monthly Anniversary Day for insurance coverage under this policy, as described in the COST OF INSURANCE CHARGE subsection.

MONTHLY DEDUCTION. The amount deducted each Monthly Anniversary Day for the Cost of Insurance Charges plus the cost of any additional benefits provided under this policy by rider.

MONTHLY EXPENSE CHARGE. An amount deducted each Monthly Anniversary Day that consists of three components: (i) the Per Policy Charge, (ii) the Per $1,000 Charge and (iii) the Mortality and Expense Risk Charge. The maximum Per Policy Charge, Per $1,000 Charge and Mortality and Expense Risk Charge are shown on the Policy Schedule.

PREMIUM EXPENSE CHARGE. An amount deducted from each premium payment before it is allocated. The maximum Premium Expense Charge is shown on the Policy Schedule.

STATE TAX CHARGE. An amount deducted from each premium payment before it is allocated to cover any state premium taxes in the applicable state.

SURRENDER CHARGES. An amount deducted from the Account Value if this policy is surrendered. A Surrender Charge will also be deducted on any date when a Grace Period ends without sufficient premium being paid to keep the policy in force.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THIS POLICY IS A CONTRACT
This policy is a contract between You and Us to insure the life of the Insured. We provide insurance coverage and other benefits described in this policy. Our decision to do this is based on the completed application and payment by You of premiums.

Whenever We refer to the policy, We mean the entire contract. The entire contract consists of:

o    the basic policy;
o    the attached application;
o    any attached supplemental applications; and
o    any attached riders, endorsements or amendments.

Riders, endorsements and amendments add provisions or change the terms of the basic policy.

OWNERSHIP PROVISIONS

OWNER, CONTINGENT OWNER AND JOINT OWNER
You have all rights in this policy, subject to any assignment and to the rights of any irrevocable Beneficiary You have named. During the life of the Insured, You may exercise the following rights, subject to the terms of this policy:

         (1)     the right to change the Specified Amount;
         (2)     the right to change the amount or frequency of Planned Premium;
         (3)     the right to change the Death Benefit Option;
         (4)     the right to assign the policy;
         (5)     the right to change the Owner or Beneficiary;
         (6)     the right to surrender this policy;
         (7)     the right to take loans;
         (8)     the right to take withdrawals;
         (9)     the right to make transfers;
         (10)    the right to change Net Premium allocations; and
         (11)    any other rights under this policy.

If You are not the Insured, You may name a Contingent Owner. If You die before the Insured, ownership would then pass to the Contingent Owner. If there is no Contingent Owner, Your estate would become the Owner.

This policy may be owned by two persons as Joint Owners. In that case, both Joint Owners must consent in writing to the exercise of any rights under the policy. You must also have the consent of any irrevocable Beneficiary to exercise Your rights under this policy. You do not need the consent of a Contingent Owner or a revocable Beneficiary to exercise any of Your rights.

You may change the Owner, or change or revoke any Contingent Owner designation, at any time by written notice to Us. The change will take effect on the date You signed the notice, but We will not be liable for any actions We take before We receive the notice at Our Home Office. A change of Owner automatically revokes any Contingent Owner designation. A change of Owner, or a change or revocation of a Contingent Owner designation, does not automatically change or revoke a prior Beneficiary designation.












--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BENEFICIARY PROVISIONS

PRIMARY BENEFICIARY AND CONTINGENT BENEFICIARY
The Beneficiary will receive the Death Benefit upon the Insured's death. Unless You change them later, the Primary and Contingent Beneficiaries are the persons named in the application. If no Primary Beneficiary is still living when the Insured dies, We will pay the Death Benefit to any Contingent Beneficiary who is still living. If there is no surviving Primary or Contingent Beneficiary, We will pay You. If You were the Insured, We will pay Your estate. The interest of any Beneficiary is subject to the rights of any assignee reflected on Our records.

Two or more persons may be named as Primary Beneficiaries or Contingent Beneficiaries. We will pay equal shares when there is more than one Beneficiary of the same class, unless You specify otherwise on the Beneficiary designation.

No revocable Beneficiary has rights under this policy until the Insured dies. An irrevocable Beneficiary cannot be changed without his or her consent.

You may change the Beneficiary at any time before the death of the Insured by sending written notice to Us. The change will be effective as of the date You signed the notice, but We will not be liable for any payments We make or other actions We take before the notice is received at Our Home Office.

Unless You have instructed otherwise, if the Beneficiary is the spouse of the Insured, both die and We cannot tell who died first, We will pay the Death Benefit as if the Beneficiary had survived the Insured.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT
We will pay the Death Benefit proceeds as described in the PAYMENT OF PROCEEDS section when We receive proof that the Insured died while this policy was in force, and any other proof that We may require in order to investigate the claim. The Beneficiary should contact Us at the Home Office or contact one of Our agents for instructions on how to file a claim.













--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEATH BENEFIT OPTIONS
The Death Benefit will be one of the following two Options, as selected by You on the application, or as subsequently changed by You.

OPTION 1
The Death Benefit is the greater of the following, less any Indebtedness as of the Insured's date of death: (1) the Specified Amount; or (2) the Account Value times the applicable factor from the table below.

OPTION 2
The Death Benefit is the greater of the following, less any Indebtedness as of the Insured's date of death: (1) the Account Value plus the Specified Amount; or
(2) the Account Value times the applicable factor from the table below.

        Insured's Age           Applicable               Insured's Age                Applicable
   Last Policy Anniversary        Factor            Last Policy Anniversary             Factor
     40 and under                 2.50                      61                            1.28
          41                      2.43                      62                            1.26
          42                      2.36                      63                            1.24
          43                      2.29                      64                            1.22
          44                      2.22                      65                            1.20
          45                      2.15                      66                            1.19
          46                      2.09                      67                            1.18
          47                      2.03                      68                            1.17
          48                      1.97                      69                            1.16
          49                      1.91                      70                            1.15
          50                      1.85                      71                            1.13
          51                      1.78                      72                            1.11
          52                      1.71                      73                            1.09
          53                      1.64                      74                            1.07
          54                      1.57                 75 through 90                      1.05
          55                      1.50                      91                            1.04
          56                      1.46                      92                            1.03
          57                      1.42                      93                            1.02
          58                      1.38                      94                            1.01
          59                      1.34                 95 or higher                       1.00
          60                      1.30

SPECIFIED AMOUNT AND DEATH BENEFIT OPTION CHANGES
You may request a change in the Specified Amount or Death Benefit Option by sending notice to Us in writing at Our Home Office. Following Our approval of any such change, We will send You an amended Policy Schedule.

Increasing the Specified Amount. You may apply for an increase in the Specified Amount on a supplemental application. The requested increase is subject to evidence of insurability satisfactory to Us. Generally, the minimum increase is $25,000. Any increase We approve will be effective on the next Monthly Anniversary Day coinciding with or next following such approval, as shown on an amended Policy Schedule, subject to deduction of the first month's Cost of Insurance Charges for the increase from the Net Cash Surrender Value of this policy. BECAUSE THE NEW MAXIMUM SURRENDER CHARGES WILL INCREASE, THEREBY REDUCING YOUR NET CASH SURRENDER VALUE, AND BECAUSE THE COST OF INSURANCE CHARGES WILL BE HIGHER, THE AMOUNT OF PREMIUM YOU MUST PAY TO KEEP YOUR POLICY FROM TERMINATING MAY INCREASE.


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                                     Page 9

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Decreasing the Specified Amount. You may request a decrease in the Specified
Amount at any time after the first policy year. Any decrease in the Specified Amount which You request will become effective on the first Monthly Anniversary Day after We receive Your request. The minimum decrease is $25,000. The new Specified Amount must not be less than the minimum issue limit shown on the Policy Schedule at issue. We may limit the amount of the decrease to preserve the tax status of this policy as life insurance.

Any decrease You request will occur in the following order: first against the most recent increase in Specified Amount, if any; then in order against the next most recent increases; then finally against the initial Specified Amount.

Changing the Death Benefit Option. You may request a change in the Death Benefit Option at any time after the first policy year. Except as described below, this will require a change in the Specified Amount. If You request a change from Option 1 to Option 2, the Specified Amount will be reduced by the amount, if any, needed to keep the Death Benefit the same both before and after the change. If You request a change from Option 2 to Option 1, the Specified Amount will be increased by the amount, if any, needed to keep the Death Benefit the same both before and after the change. In either case, the Death Benefit at the time of change will not be altered, but the Death Benefit from that point on will be affected. You may not make a change in the Death Benefit Option which would reduce the Specified Amount below the minimum issue limit shown on the Policy Schedule.

You can make an election to keep the Specified Amount the same. However, if the change is from Option 1 to Option 2, Your election must be accompanied by evidence satisfactory to Us that the Insured is still insurable.

PREMIUM PAYMENT PROVISIONS

PAYMENT OF PREMIUMS
Premium payments under this policy are payable during the lifetime of the Insured until the day before the policy anniversary on which the Insured is age
100. Any premium You pay generally must be at least $50. If You pay by pre-authorizing Us to make automatic deductions from Your bank account, however, We will accept smaller premium payments. We reserve the right not to accept any premium payment which would, in Our opinion, cause this policy to fail to qualify as life insurance under federal tax laws.

In order for this policy to take effect, the first premium paid must equal at least 1/12th of the Minimum Annual Premium for the Five-Year No-Lapse Guarantee, as shown on the Policy Schedule. Premiums after the first are payable at Our Home Office.

PLANNED PREMIUMS
The amount and frequency of Your Planned Premiums are shown on the Policy Schedule, but You are not required to make premium payments according to a set schedule. You may skip a Planned Premium payment, and You may change the frequency and the amount of the Planned Premium shown.

Even if premium payments are not continued, insurance coverage under this policy and any benefits provided by rider will be continued until the value is insufficient as described below in the GRACE PERIOD section. No rider will be continued beyond the termination date provided in the rider.


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                                    Page 10
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THE AMOUNT AND FREQUENCY OF YOUR PREMIUM PAYMENTS WILL AFFECT YOUR POLICY VALUES
AND THE LENGTH OF TIME FOR WHICH YOU HAVE INSURANCE COVERAGE. DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUB-ACCOUNTS YOU SELECT, THE PLANNED PREMIUM MAY NOT BE ENOUGH TO KEEP THE POLICY IN FORCE. YOU MAY NEED TO CHANGE YOUR PLANNED PREMIUM OR MAKE ADDITIONAL PREMIUM PAYMENTS TO KEEP YOUR POLICY FROM
TERMINATING.

GRACE PERIOD AND TERMINATION OF COVERAGE
Except as described below in the GUARANTEE OF CONTINUED COVERAGE section, on any Monthly Anniversary Day when the Net Cash Surrender Value is less than the sum of the Monthly Deduction and the Monthly Expense Charge for the following month, We will allow a Grace Period. We will mail You, and anyone shown on Our records as holding this policy as collateral, a notice indicating the minimum premium You must pay in order to keep the policy in effect. You will have 61 days from the date We mail You this notice to pay enough premium. If You do not pay the needed premium within the 61 day Grace Period, all coverage provided by this policy will terminate without value at the end of the 61 day period. If the Insured dies during the Grace Period, the proceeds paid will be reduced by the amount of any unpaid charges, not to exceed three times the sum of the Monthly Deduction and the Monthly Expense Charge. We will not terminate this policy until at least 61 days after We mail You and anyone shown on Our records as holding this policy as collateral, notice at the last addresses shown on Our records.

REINSTATEMENT
If the Grace Period expires and Your policy terminates because You have not paid the needed premium, You may reinstate the policy within five years after the expiration of the Grace Period if the Insured is still living. The reinstatement is subject to evidence of insurability satisfactory to Us. In addition, You must pay an amount of premium which will result in a Net Cash Surrender Value sufficient to pay all back costs and charges which would have been subtracted from the Account Value if there had been sufficient value on each Monthly Anniversary Day from the date of termination to the date of reinstatement, plus an amount sufficient to cover the Monthly Deductions and Monthly Expense Charges for the next three months. You must also repay or reinstate any Indebtedness at the time of the termination. The Five-Year No-Lapse Guarantee may not be reinstated.

GUARANTEE OF CONTINUED COVERAGE

MINIMUM ANNUAL PREMIUM
At issue, the Minimum Annual Premium for the Five-Year No-Lapse Guarantee is as shown on the Policy Schedule. If You make any changes in Your policy which result in a change of the Minimum Annual Premium, We will send You an amended Policy Schedule.

FIVE-YEAR NO-LAPSE GUARANTEE
During the five-year period beginning on the Policy Date, We guarantee that this policy will not terminate or begin the Grace Period if, AT ALL TIMES SINCE THE POLICY DATE, the sum of the premiums paid, less any withdrawals, less the amount of any Indebtedness, is equal to or greater than the following:

         (1) If You have made no Policy Changes, 1/12th of the Minimum Annual Premium for the Five-Year No-Lapse Guarantee, as shown on the Policy Schedule at issue, times the number of months from the Policy Date to the next Monthly Anniversary Day.

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                                    Page 11

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         (2)      If You have made Policy Changes, 1/12th of the Minimum Annual
                  Premium for the Five-Year No-Lapse Guarantee at issue times the number of months from the Policy Date to the first such change, plus 1/12th of the Minimum Annual Premium for the Five-Year No-Lapse Guarantee following each such change times the number of months from that change to the next change, or, with respect to the most recent such change, the number of months from that change to the next Monthly Anniversary Day.

On any Monthly Anniversary Day during the five-year period beginning on the Policy Date when the sum of the premiums paid, less any withdrawals, less the amount of any Indebtedness is less than the amount required to meet the conditions of the Five-Year No-Lapse Guarantee described above, We will allow a Grace Period. We will mail You, and anyone shown on Our records as holding this policy as collateral, a notice indicating the minimum premium You must pay in order to keep the Five-Year No-Lapse Guarantee in effect. You will have 61 days from the date We mail You this notice to pay enough premium. If You do not pay the needed premium within the 61 day Grace Period, the Five-Year No-Lapse Guarantee will terminate at the end of the 61 day period. The Five-Year No-Lapse Guarantee will not be reinstated.

EXTENDED MATURITY BENEFIT PROVISION
Premium payments under this policy are payable during the lifetime of the Insured until the day before the policy anniversary on which the Insured is age
100. The current value of all Your Accumulation Units in any Sub-Accounts will be permanently transferred into the Fixed Account, where they will begin receiving the current interest rate. The interest rate credited to the Loan Account will be increased to equal the interest rate charged against any policy loans. No further loans will be permitted. At all times thereafter, no further premiums may be paid, no charges will be deducted, and the Death Benefit will be revised to equal the Net Cash Surrender Value. The policy will continue in effect until the Insured's death, or until it is surrendered for its Net Cash Surrender Value.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT
The Separate Account is established under the laws of the State of Ohio. It is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The assets in the Separate Account are kept separate from Our general assets and assets of any other separate accounts We may have. The assets of the Separate Account shall be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed the liabilities arising under the variable life insurance policies supported by the Separate Account. The investment policy of the Separate Account shall not be changed without the approval of the insurance commissioner of the State of Ohio. The approval process is on file with the insurance commissioner.

SUB-ACCOUNTS
The Separate Account is divided into Sub-Accounts, each of which invests all its assets in a corresponding Portfolio.

VARIABLE ACCOUNT
The Variable Account of this policy is an option which allows You to allocate Your Net Premiums to one or more Sub-Accounts of the Separate Account. The Variable Account Value is equal to the current value of all Your Accumulation Units in the Sub-Accounts.

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                                    Page 12
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VALUATION DATE AND VALUATION PERIOD
A Valuation Date is any date on which We are open for business and the New York Stock Exchange is open for business. The assets of each Sub-Account will be valued on each Valuation Date. A Valuation Period is a period beginning with the close of business on the New York Stock Exchange on one Valuation Date and ending at the close of business on the New York Stock Exchange on the next Valuation Date.

ACCUMULATION UNIT
The value of an Accumulation Unit for each Sub-Account was arbitrarily set at $10 when funds were first credited to the Sub-Account. The Accumulation Unit Value for any subsequent Valuation Period is determined by multiplying the Accumulation Unit value for the immediately preceding Valuation Period by the Net Investment Factor. The Accumulation Unit value will fluctuate from day to day depending on the investment performance of the Portfolio in which the Sub-Account is invested.

NET INVESTMENT FACTOR
The Net Investment Factor reflects the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for each Sub-Account, for any Valuation Period, is determined by dividing (1) by (2), where:

         (1)      equals:
                  (a) the net asset value per share of the corresponding Portfolio at the end of the current Valuation Period, plus
                  (b) the per share amount of any dividend or capital gain distribution made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus
                  (c) a per Accumulation Unit charge or credit for any taxes incurred by or reserved for in the Sub-Account, which is determined by Us to have resulted from the investment operations of the Sub-Account during the current Valuation Period;

         (2)      equals:
                  (a) the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period, plus or minus
                  (b) the per Accumulation Unit charge or credit for any taxes reserved for the immediately preceding Valuation Period.

CREDITING AND DEDUCTION OF ACCUMULATION UNITS
We will credit Net Premiums You have allocated to the Variable Account in the form of Accumulation Units.

In the case of the initial premium, Accumulation Units will be credited as of the later of these dates:

         (1)   the Policy Date; or
         (2)   the Valuation Date We receive the premium in Our Home Office.

For subsequent premiums, We will credit Accumulation Units as of the Valuation Date We receive the premium in Our Home Office.

The number of Accumulation Units to be credited to this policy in each Sub-Account will generally be determined by dividing the Net Premium allocated to each Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period during which the premium is received.

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                                    Page 13
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Accumulation Units are credited when amounts are transferred into a Sub-Account.
Accumulation Units are deducted when amounts are transferred out of a Sub-Account, when amounts (including any fees or charges) are withdrawn, and when the Monthly Deduction and the Monthly Expense Charge are assessed.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS
We reserve the right to make additional Sub-Accounts available. These Sub-Accounts will invest in investment portfolios that We believe are suitable for the Separate Account. We also reserve the right to eliminate existing Sub-Accounts, or to combine two or more Sub-Accounts.

We reserve the right to substitute a new investment portfolio or similar investment option for the Portfolio in which a Sub-Account invests. This may happen if the shares of the Portfolio are no longer available, or as a result of unsatisfactory investment performance, a change in laws or regulations, a change in a Portfolio's investment objectives or restrictions, or for some other reason. We will not substitute any shares attributable to Your interest in a Sub-Account without obtaining the prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, and any other required approvals.

If We make a substitution or change, We may, by rider or endorsement, make any changes in this policy which may be necessary or appropriate to reflect the substitution or change.

We reserve the right to operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law. We reserve the right to deregister the Separate Account under the 1940 Act in the event such registration is no longer required.

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT
The Fixed Account is an option under this policy which allows You to allocate Your Net Premiums to Our general account.

FIXED ACCOUNT VALUE
At any time, the Fixed Account Value of Your policy equals:

         (1) the sum of all Net Premiums allocated to the Fixed Account; plus
         (2) all amounts transferred from the Variable Account or the Loan Account; plus
         (3) interest credited to the Fixed Account; minus
         (4) all amounts transferred from the Fixed Account to the Variable Account or the Loan Account; minus
         (5) all amounts withdrawn from the Fixed Account for charges, deductions or withdrawals.

INTEREST RATE
The amounts You allocate to the Fixed Account will earn interest. We guarantee that this interest rate will never be less than an effective annual rate of 3%. We may, but are not required to, credit interest in excess of this rate. The current interest rate applicable to the Fixed Account at the time of issue is shown on the Policy Schedule.

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                                    Page 14
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ALLOCATION OF PREMIUMS
You may elect to have Net Premiums allocated to the Fixed Account and/or to one or more Sub-Accounts of the Variable Account. Each allocation must be in whole percentages. The sum of the allocation percentages must equal 100%. The allocation You selected for the initial Net Premium is shown on the Policy Schedule. Additional Net Premiums will be allocated in the same manner as Your initial Net Premium, unless You request a change in Your allocation.

DOLLAR COST AVERAGING
You may request in writing at any time that We automatically transfer specified dollar amounts, earnings or specified percentages from the Fixed Account or from a Sub-Account We designate for this purpose to other Sub-Accounts You select. You may elect to have these transfers done on a monthly or quarterly basis. We will process the transfers on the appropriate Monthly Anniversary Days. You must select this automatic transfer, referred to as "Dollar Cost Averaging," for a period of at least 12 months. The minimum Dollar Cost Averaging transfer is $100. You must allocate whole percentages of the total amount transferred to each Sub-Account You select.

Dollar Cost Averaging will terminate when any of the following occurs: (1) the number of designated transfers has been completed; (2) the value in the Fixed Account or the designated Sub-Account is insufficient to complete the next scheduled transfer; (3) You request termination in writing; or (4) this policy terminates. We reserve the right to charge a fee for this service. We also reserve the right to stop offering this service. If We decide to stop offering this service after Your policy is issued, We will give You 30 days written notice. This would not affect any Dollar Cost Averaging programs already in effect.

TRANSFER PROVISIONS

TRANSFERS
You may transfer amounts among the Fixed Account and the Sub-Accounts of the Variable Account. The minimum transfer amount is $250. Each allocation to a Sub-Account must be in whole percentages.

Transfers may be made among the Sub-Accounts, or from one or more Sub-Accounts to the Fixed Account, at any time. There is no limitation on the maximum amount which may be transferred from the Sub-Accounts to the Fixed Account. There is no charge for the first twelve transfers among the Sub-Accounts or from one or more Sub-Accounts to the Fixed Account, in any policy year. A single transfer involving multiple Sub-Accounts is considered one transfer for purposes of these limits. Each transfer after the twelfth will be subject to a transfer fee of $10.

LIMITATION ON TRANSFERS FROM THE FIXED ACCOUNT
Transfers from the Fixed Account are limited to a maximum of 25% of the Fixed Account Value during each of the first four policy years. After the fourth policy year, the entire Fixed Account can be transferred at any time.

Transfers from the Fixed Account to one or more Sub-Accounts may be made only once each policy year. There is no charge for these transfers.










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                                    Page 15
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POLICY VALUES

ACCOUNT VALUE
The Account Value of this policy is the sum of Your interest in the Variable Account, the Fixed Account and the Loan Account. The Account Value on each Valuation Date after the Policy Date will be:

         1. the Account Value on the prior Valuation Date, less any withdrawal (including withdrawal fees) paid since that date; plus
         2. interest on amounts allocated to the Fixed Account and the Loan Account; plus or minus
         3. the positive or negative investment experience on amounts allocated to the Variable Account, reflected in the change in value of the Accumulation Units; plus
         4. any Net Premium for the policy received since the prior Valuation Date; less
         5. any Monthly Deduction and Monthly Expense Charge due, if the Valuation Date is a Monthly Anniversary Day; less
         6.  any transfer charges assessed.

The Account Value on the Policy Date, or if later, the date We receive the initial premium, is the initial Net Premium received for this policy less the Monthly Deduction and Monthly Expense Charge made as of the Policy Date or as of such later date.

CASH SURRENDER VALUE
The Cash Surrender Value of this policy is the Account Value, less any applicable Surrender Charge, as described in the SURRENDER CHARGE section.

NET CASH SURRENDER VALUE
The Net Cash Surrender Value of this policy is the Cash Surrender Value less the amount of any Indebtedness. You may surrender this policy for the Net Cash Surrender Value by written notice to Us. We will pay proceeds as described in the Payment of Proceeds section.

WITHDRAWAL
You may withdraw part of this policy for cash after the first policy year by written notice to Us. We will pay withdrawals as described in the PAYMENT OF PROCEEDS section. The minimum amount which can be withdrawn is $500. No withdrawal can be made which would reduce the Net Cash Surrender Value to less than $250. The fee for each withdrawal after the first in any policy year is $50. No withdrawal can be made which would reduce the Specified Amount to less than the minimum issue limit shown on the Policy Schedule.

The amount withdrawn (including any applicable withdrawal fees) will be deducted from the Account Value. The deduction will be made from the Sub-Accounts and the Fixed Account in proportion to the amounts in each account. This will reduce the Death Benefit.

The Specified Amount will be reduced to the extent necessary such that the Death Benefit less the Account Value is the same both immediately before and after the withdrawal.

LOAN PROVISIONS

RIGHT TO BORROW AND MAXIMUM LOAN
You may borrow from this policy in any amount not in excess of 90% of the Cash Surrender Value less the amount of any outstanding Indebtedness on the date the loan is made and less an amount equal to the Monthly Deductions and Monthly Expense Charges for the next two months. This policy will be the only security We require for the loan, as described in the LOAN ACCOUNT section. We will pay loan proceeds as described in the PAYMENT OF PROCEEDS section.


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                                    Page 16
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LOAN ACCOUNT
If We issue You a loan when there is no outstanding Indebtedness, an amount equal to the loan is transferred from the Sub-Accounts and the Fixed Account into a Loan Account as collateral for the loan. The transfer is made in proportion to the values in each account. If a loan is issued when there is outstanding Indebtedness, an amount equal to the difference between the total loan amount and the amount in the Loan Account is transferred from the Sub-Accounts and the Fixed Account into the Loan Account in proportion to the values in each account as collateral for the loan. If a loan repayment is applied and the amount of the Loan Account exceeds the total loan amount after repayment, the excess is transferred to the Sub-Accounts and the Fixed Account in proportion to the current premium allocations from You. The Loan Account will earn interest. The minimum interest rate We will credit to the Loan Account is shown on the Policy Schedule. We may, but are not required to, credit interest in excess of this rate. Any loan, whether or not repaid, will have a permanent effect on the Death Benefit and policy values because the investment results of the Sub-Accounts and the current interest rates of the Fixed Account will not apply to amounts in the Loan Account.

LOAN INTEREST
The maximum interest rate We charge on loans is shown on the Policy Schedule. Loan interest is due on each Policy Anniversary and on the date the loan is repaid in full. The amount of any Loan interest charged on the loan which is not paid when due will be treated as an additional loan.

POLICY TERMINATION
If the Indebtedness exceeds the Cash Surrender Value less the Monthly Deduction and the Monthly Expense Charge for the current month on any Monthly Anniversary Day, We will terminate this policy. We will not do this, however, until 31 days after We mail notice to You indicating the minimum amount You must pay in order to keep this policy in effect. We will notify You, and anyone shown on Our records as holding this policy as collateral, at the last addresses shown on Our records.

REPAYING LOANS
Loans can be repaid in whole or in part at any time during the lifetime of the Insured. Any Indebtedness not repaid will reduce the amounts payable upon surrender of the policy or at the death of the Insured.

All payments We receive from You will be credited to Your policy as premium unless You give Us written notice that the payment is for loan repayment. Loan repayments will first be applied to pay accrued but unpaid interest on the loan, the balance will reduce the outstanding balance of Your loan.

POLICY COSTS AND CHARGES

PREMIUM EXPENSE CHARGE
As partial compensation for our expenses, a Premium Expense Charge is deducted from each premium payment received. This charge is deducted before premium payments are allocated to the Fixed Account or the Sub-Accounts. The maximum Premium Expense Charge percentages are shown on the Policy Schedule. The maximum Premium Expense Charge percentages differ based on the following:

      o    The length of time a Coverage Layer has been in effect.
      o    The amount of the Target Premium for a Coverage Layer.









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                                    Page 17
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To determine the amount of the Premium Expense Charge deducted from each premium payment, We do the following:

         (1) We allocate the premium payment to each Coverage Layer in the same proportion as the Target Premium for a Coverage Layer bears to the total Target Premiums for all Coverage Layers.
         (2)      We determine the coverage year for each Coverage Layer.
         (3) For each Coverage Layer, We determine the portions of the premium payment allocated to the Coverage Layer in its current coverage year that are below and above the Target Premium for that Coverage Layer.
         (4) We multiply each portion of premium payment allocated to the Coverage Layer by the applicable Premium Expense Charge percentage.
         (5) We add together the Premium Expense Charges for all of the Coverage Layers.

STATE TAX CHARGE
To cover state premium taxes associated with distribution of this policy, We will deduct a State Tax Charge from all premiums received before they are credited to the Fixed Account or the Sub-Accounts. The percentage deducted will vary by state to reflect each state's actual percentage of premium tax charged, if any.

MONTHLY DEDUCTION AND MONTHLY EXPENSE CHARGE
The Monthly Deduction consists of the Cost of Insurance Charge plus the cost of any additional benefits provided by rider. The Monthly Expense Charge partially covers Our expenses for distributing, issuing and administering the policy and for assuming the mortality risks and the expense risks associated with the policy. The Monthly Expense Charge consists of three components: (i) the Per Policy Charge; (ii) the Per $1,000 Charge; and (iii) the Mortality and Expense Risk Charge. We take the Monthly Deduction and the Monthly Expense Charge from the Fixed Account and the Sub-Accounts in proportion to the values in each account on the Monthly Anniversary Day. You may, however, elect to have the Monthly Deduction and the Monthly Expense Charge taken from the Fixed Account or from any one Sub-Account You choose. If the Monthly Deduction and the Monthly Expense Charge exceed the value of the selected account on any Monthly Anniversary Day, the remainder will be taken pro rata from the other accounts. You must notify us in writing of this election.

Cost of Insurance Charge. The maximum monthly Cost of Insurance Charges are shown on the Policy Schedule. Cost of Insurance Charges apply to all Insureds of the same Attained Age, sex and risk classification whose policies have been in effect the same length of time. At Our option, We may charge less than the maximums shown. The actual charges will be determined by Us from time to time. Any change in the monthly Cost of Insurance Charges will be on a non-discriminatory basis toward any one Insured and will apply to all Insureds of the same age, sex and risk classification whose coverage has been in effect for the same length of time. The maximum monthly Cost of Insurance Charge at the Insured's Attained Age is determined as follows:











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                                    Page 18


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         (1)      Divide the Death Benefit plus any Indebtedness at the
                  beginning of the policy month by 1 plus the guaranteed monthly interest rate applicable to the Fixed Account.
         (2) Subtract the Account Value at the beginning of the policy month.
         (3)      Add the cost of additional benefits provided by rider.
         (4)      Add the Monthly Expense Charge.
         (5) Divide the resulting number by 1,000 to determine the number of thousands of dollars of insurance coverage.
         (6) Multiply by the Cost of Insurance Charge shown on the Policy Schedule.

Per Policy Charge. A Per Policy Charge applies to each policy. The maximum Per Policy Charge is shown on the Policy Schedule. At Our option, We may charge less than the maximum shown.

Per $1,000 Charge. A Per $1,000 Charge applies to the original Specified Amount and to any requested increase in Specified Amount. The charge for each Coverage Layer of Specified Amount is determined as follows:

         (1)      Divide the Specified Amount for the Coverage Layer by 1,000.
         (2) Multiply by the Per $1,000 Charge shown on the Policy Schedule applicable to that Coverage Layer.

The maximum Per $1,000 Charge is shown on the Policy Schedule for the initial Specified Amount. The Policy Schedule will be amended to include the applicable Per $1,000 Charge following any requested increase in Specified Amount. At Our option, We may charge less than the maximum shown.

Mortality and Expense Risk Charge. A Mortality and Expense Risk Charge applies to Your Account Value less the value of the Loan Account. This charge is calculated as follows:

         (1)      Determine the amount of the Account Value, less the value of the Loan Account, at the beginning of a policy month.
         (2)      Multiply the amount determined in step (1) by the applicable maximum Mortality and Expense Charge rate shown on the Policy Schedule for each band.
         (3) Add together the Mortality and Expense Risk Charges for each of the rate bands shown on the Policy Schedule.

At Our option, We may charge less than the maximum shown.

SURRENDER CHARGE
For a certain period following the Policy Date or the date of any increase in Specified Amount, a Surrender Charge will be deducted from Your Account Value if any of the following occurs:

         (1)      You surrender Your policy; or
         (2) a Grace Period ends without sufficient premium being received by Us to keep the policy in effect;

The amount of the Surrender Charge deducted will be the Maximum Surrender Charge shown on the Policy Schedule. At Our option, We may charge less than the maximum shown.







--------------------------------------------------------------------------------

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PAYMENT OF PROCEEDS

POLICY PROCEEDS
The proceeds of this policy may be either Death Proceeds, payable to the Beneficiary upon the death of the Insured, or Net Cash Surrender Value proceeds, payable to You if this policy is canceled for its Net Cash Surrender Value during the lifetime of the Insured.

HOW WE PAY
Proceeds may be paid in a lump sum or under one or more Income Plans. The Income Plans are described in THE INCOME PLANS section.

We may defer the payment of any proceeds or transfer for a period of up to six months from the date of Our receipt of the notice giving rise to such payment, if such payment or transfer is based on the Fixed Account. We will not defer any amounts needed to pay premiums for other policies in force with Us. Proceeds under the policy that are attributable to the Variable Account are generally payable within seven days after We receive notice and any additional requirements are met. We may defer payments or transfers out of the Variable Account if:

         (1) the New York Stock Exchange is closed on other than customary weekend holiday closings; or
         (2) trading on the New York Stock Exchange is restricted as determined by the SEC; or
         (3) an emergency exists, as determined by the SEC, as a result of which disposal or valuation of assets is not reasonably practicable; or
         (4)    the SEC by order permits deferral for the protection of Owners.

We will pay interest from the date of death or other date proceeds are due to the date of payment. The rate of interest will not be less than that required by law.

HOW TO CLAIM DEATH PROCEEDS
We must receive proof of the Insured's death before We will pay Death Proceeds. The Beneficiary should contact Our Home Office or Our nearest agent for instructions.

CALCULATION OF DEATH PROCEEDS
Death Proceeds include the Death Benefit plus any insurance on the Insured's life provided by riders.

CHOOSING AN INCOME PLAN
You may choose an Income Plan for Net Cash Surrender Value proceeds or for Death Proceeds. If You do not choose an Income Plan before the Insured dies, the Beneficiary can choose one. For each plan We may issue a separate written agreement putting the plan into effect. The smallest amount which may be applied under an income plan is $2,000. Each payment must be at least $100. We may make less frequent payments if payments to be made would be less than $100.

The Beneficiary may be the Payee for payments under the selected Income Plan, or may name a different Payee to receive the payments under Income Plans. The Beneficiary may also name a Contingent Payee to receive any amount still due when the Payee dies.







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                                    Page 20

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THE INCOME PLANS
In addition to the following options, other Income Plans may be available.

OPTION 1 - Payments for a Fixed Period

Equal monthly payments will be made for a stated number of years, which You select from the Fixed Period Minimum Income Table. The monthly payments will not be less than those shown in the table.

                                    OPTION 1
                       FIXED PERIOD MINIMUM INCOME TABLE*
                    Monthly Payments for each $1,000 applied

---------------------------------------------------------------------------------------------------
                                             OPTION 1
                                FIXED PERIOD MINIMUM INCOME TABLE*
                             Monthly Payments for each $1,000 applied
---------------- --------------- ---------------- --------------- ----------------- ---------------
   NUMBER OF         Monthly       NUMBER OF         Monthly         NUMBER OF          Monthly
     YEARS         Installments      YEARS         Installments         YEARS         Installments
---------------- --------------- ---------------- --------------- ----------------- ---------------
       1             $84.47            11             $8.86              21              $5.32
       2             42.86             12              8.24              22              5.15
       3             28.99             13              7.71              23              4.99
       4             22.06             14              7.26              24              4.84
       5             17.91             15              6.87              25              4.71
       6             15.14             16              6.53              26              4.59
       7             13.16             17              6.23              27              4.47
       8             11.68             18              5.96              28              4.37
       9             10.53             19              5.73              29              4.27
      10              9.61             20              5.51              30              4.18
---------------- --------------- ---------------- --------------- ----------------- ----------------

*Values are based on interest at an effective annual rate of 3%.

OPTION 2 - Payments for Life  - Guaranteed Period

Equal monthly payments will be made for the guaranteed period chosen and thereafter during the life of a designated person. The amount of each monthly payment depends on that person's age and sex on the date of first payment and on any guaranteed period chosen. See the One Life Minimum Income Table, below. We may require proof to Our satisfaction of such age. We may require like proof that such person is alive on the date any payment is due. The guaranteed period may be 10 or 20 years.














--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                                        OPTION 2
                                             ONE LIFE MINIMUM INCOME TABLE*
                                        Monthly Payments for each $1,000 applied
------------- ----------------------- ----------------------- ----------- ----------------------- -----------------------
   AGE OF             LIFE                    LIFE              AGE OF            LIFE                     LIFE
 PAYEE LAST         10 YEARS                10 YEARS          PAYEE LAST        10 YEARS                 10 YEARS
  BIRTHDAY           CERTAIN                 CERTAIN           BIRTHDAY          CERTAIN                  CERTAIN
              ----------------------- -----------------------             ----------------------- -----------------------
                MALE       FEMALE       MALE       FEMALE                   MALE       FEMALE        MALE       FEMALE
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
   15 AND
    UNDER      $2.81       $2.76       $2.81       $2.75          50       $3.88       $3.64        $3.80       $3.60
     16         2.83        2.77        2.82        2.76          51        3.94        3.70         3.85        3.65
     17         2.84        2.78        2.83        2.78          52        4.01        3.75         3.91        3.70
     18         2.85        2.79        2.85        2.79          53        4.08        3.82         3.96        3.75
     19         2.87        2.80        2.86        2.80          54        4.16        3.88         4.02        3.81

     20         2.88        2.81        2.88        2.81          55        4.23        3.95         4.09        3.87
     21         2.90        2.83        2.89        2.82          56        4.32        4.02         4.15        3.93
     22         2.91        2.84        2.91        2.84          57        4.41        4.09         4.21        3.99
     23         2.93        2.86        2.93        2.85          58        4.50        4.17         4.28        4.05
     24         2.95        2.87        2.94        2.87          59        4.60        4.25         4.35        4.12

     25         2.97        2.89        2.96        2.88          60        4.70        4.34         4.42        4.19
     26         2.99        2.90        2.98        2.90          61        4.81        4.44         4.49        4.26
     27         3.01        2.92        3.00        2.92          62        4.92        4.54         4.56        4.33
     28         3.03        2.94        3.02        2.93          63        5.04        4.64         4.63        4.41
     29         3.05        2.96        3.04        2.95          64        5.17        4.75         4.70        4.49

     30         3.07        2.97        3.07        2.97          65        5.30        4.87         4.76        4.56
     31         3.10        3.00        3.09        2.99          66        5.44        5.00         4.83        4.64
     32         3.12        3.02        3.11        3.01          67        5.59        5.13         4.90        4.72
     33         3.15        3.04        3.14        3.03          68        5.74        5.27         4.96        4.79
     34         3.18        3.06        3.17        3.06          69        5.89        5.42         5.03        4.87

     35         3.21        3.09        3.20        3.08          70        6.06        5.58         5.08        4.94
     36         3.24        3.11        3.22        3.10          71        6.22        5.75         5.14        5.01
     37         3.27        3.14        3.26        3.13          72        6.39        5.92         5.19        5.08
     38         3.31        3.17        3.29        3.16          73        6.57        6.10         5.24        5.14
     39         3.35        3.20        3.32        3.19          74        6.75        6.29         5.28        5.20

     40         3.38        3.23        3.36        3.22          75        6.93        6.49         5.32        5.25
     41         3.42        3.26        3.39        3.25          76        7.12        6.69         5.35        5.29
     42         3.47        3.30        3.43        3.28          77        7.30        6.90         5.38        5.34
     43         3.51        3.33        3.47        3.31          78        7.48        7.11         5.41        5.37
     44         3.56        3.37        3.51        3.35          79        7.67        7.32         5.43        5.40

     45         3.60        3.41        3.56        3.39          80        7.85        7.53         5.45        5.43
     46         3.65        3.45        3.60        3.43          81        8.02        7.73         5.47        5.45
     47         3.71        3.50        3.65        3.47          82        8.19        7.93         5.48        5.47
     48         3.76        3.54        3.70        3.51          83        8.35        8.13         5.49        5.48
     49         3.82        3.59        3.75        3.55          84        8.50        8.31         5.50        5.49
                                                              85 AND OVER   8.64        8.48         5.50        5.50
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------


*Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.

OPTION 3 - Payments of a Fixed Amount

Equal monthly payments of a fixed amount will be made until the value applied under this option, with interest credited at an effective annual rate of 3% on the unused balance, is exhausted. The amount chosen must be at least $5 per month for each $1,000 of proceeds placed under this option. The last payment will be for the balance only. Payments may not be for more than 30 years.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPTION 4 - Life Annuity - No Guaranteed Period

Equal monthly payments will be made during the life of a designated person. The amount of each monthly payment depends on that person's sex and age on the date of the first payment. See the One Life Minimum Income Table, above. We may require proof to Our satisfaction of such age. We may require like proof that such person is alive on the date any payment is due. There is no guaranteed period. This means that when the designated person dies, no further payments will be made, even if only one payment has been made.

                    --------------------------------------------------------------------------
                                                    OPTION 4
                                         ONE LIFE MINIMUM INCOME TABLE*
                                    Monthly Payments for each $1,000 applied
                    ------------- ----------------------- ----------- ------------------------
                       AGE OF                               AGE OF
                     PAYEE LAST            LIFE           PAYEE LAST           LIFE
                      BIRTHDAY           NO YEARS          BIRTHDAY          NO YEARS
                                         CERTAIN                             CERTAIN
                                  -----------------------             ------------------------
                                     MALE       FEMALE                   MALE       FEMALE
                    ------------- ----------- ----------- ----------- ----------- ------------
                       15 AND
                       UNDER        $2.82       $2.76         50        $3.91       $3.66
                         16          2.83        2.77         51         3.98        3.71
                         17          2.84        2.78         52         4.05        3.77
                         18          2.86        2.79         53         4.12        3.83
                         19          2.87        2.80         54         4.20        3.90

                         20          2.89        2.82         55         4.28        3.97
                         21          2.90        2.83         56         4.37        4.04
                         22          2.92        2.84         57         4.47        4.12
                         23          2.93        2.86         58         4.57        4.21
                         24          2.95        2.87         59         4.67        4.30

                         25          2.97        2.89         60         4.79        4.39
                         26          2.99        2.90         61         4.91        4.49
                         27          3.01        2.92         62         5.04        4.60
                         28          3.03        2.94         63         5.18        4.71
                         29          3.05        2.96         64         5.33        4.84

                         30          3.08        2.98         65         5.49        4.97
                         31          3.10        3.00         66         5.66        5.11
                         32          3.13        3.02         67         5.85        5.26
                         33          3.15        3.04         68         6.04        5.43
                         34          3.18        3.06         69         6.25        5.60

                         35          3.21        3.09         70         6.48        5.80
                         36          3.25        3.12         71         6.71        6.00
                         37          3.28        3.14         72         6.97        6.23
                         38          3.32        3.17         73         7.24        6.47
                         39          3.35        3.20         74         7.53        6.73

                         40          3.39        3.23         75         7.84        7.02
                         41          3.43        3.27         76         8.18        7.33
                         42          3.48        3.30         77         8.53        7.66
                         43          3.52        3.34         78         8.92        8.02
                         44          3.57        3.38         79         9.33        8.42

                         45          3.62        3.42         80         9.77        8.85
                         46          3.67        3.46         81        10.24        9.31
                         47          3.73        3.51         82        10.75        9.82
                         48          3.78        3.55         83        11.29       10.37
                         49          3.84        3.60         84        11.87       10.96
                                                            85 AND      12.49       11.61
                                                             OVER
                    ------------- ----------- ----------- ----------- ----------- ------------


*Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPTION 5 - Joint and Survivor

Equal monthly payments will be made during the lifetimes of two designated persons. Upon the death of either, payments will continue unchanged throughout the lifetime of the survivor, or they may be reduced to a pre-selected percentage (75%, 66 2/3%, or 50%) of the original payment. Payments will cease upon the death of the survivor. There is no guaranteed period. This means that when the survivor dies, no further payments will be made, even if only one payment has been made. The amount of each monthly payment depends on the sexes and ages of both persons on the date of first payment, and the pre-selected percentage for continuing payments. See the sample monthly payments in the Joint and Survivor Minimum Income Table, below. We may require proof to Our satisfaction of their ages. We may require proof that any designated person is alive on the date any payment based upon the life of such person is due.

                                    OPTION 5
                               JOINT AND SURVIVOR
                              MINIMUM INCOME TABLE*
                 Sample Monthly Payments for each $1,000 applied

     --------------------------------------------------------------------------------------------------------------
                                                       OPTION 5
                                                  JOINT AND SURVIVOR
                                                 MINIMUM INCOME TABLE*
                                    Sample Monthly Payments for each $1,000 applied
     ------------------- ----------------- ------------------ ----------------- ----------------- -----------------
            MALE              FEMALE         JOINT & 100%       JOINT & 75%     JOINT & 66 2/3%     JOINT & 50%
            AGE                AGE             SURVIVOR           SURVIVOR          SURVIVOR          SURVIVOR
     ------------------- ----------------- ------------------ ----------------- ----------------- -----------------
             60                 60               3.93               4.23              4.34              4.58
             60                 65               4.14               4.48              4.61              4.88
             60                 70               4.34               4.75              4.90              5.24
             65                 60               4.07               4.44              4.58              4.88
             65                 65               4.36               4.75              4.90              5.22
             65                 70               4.66               5.10              5.27              5.64
             70                 60               4.18               4.65              4.83              5.23
             70                 65               4.56               5.03              5.22              5.62
             70                 70               4.97               5.48              5.68              6.12
     ------------------- ----------------- ------------------ ----------------- ----------------- -----------------

*Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.

ADJUSTMENT TO AGE
The amounts shown in the monthly life income tables for Option 2, Option 4 and Option 5 are applied at the ages shown through 2009. Thereafter, an adjusted age will be determined as follows:

               YEAR LIFE INCOME                     AGE SETBACK
             PAYMENT PLAN BEGINS
  ------------------------------------  ---------------------------------------

                 2010 - 2019                           1 year
                 2020 - 2029                          2 years
                 2030 - 2039                          3 years
                 2040 - 2049                          4 years
                2050 and later                        5 years

To determine the adjusted age, subtract the age setback from the actual age. For example, for a 67-year-old person in 2028, use age 65 factor per $1,000 from the applicable table.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GENERAL  PROVISIONS

ANNUAL REPORT
At least once a year We will send You an annual report showing the current Account Value, Surrender Charge, Cash Surrender Value, Indebtedness, Net Cash Surrender Value, amount of interest credited to amounts in the Fixed Account and Loan Account, change in value of amounts in the Variable Account, premiums paid, loan activity, withdrawals, Monthly Deductions and Monthly Expense Charges since the date of the last report. Any other information required by applicable law will also be included in the annual report.

PROJECTION OF BENEFITS AND VALUES
You may request other information about this policy, including a hypothetical illustration of policy benefits and values. We may make a reasonable charge to provide this information.

OWNERSHIP AND INSULATION OF ASSETS
We shall have exclusive and absolute ownership and control of the assets of the Separate Account. The assets of the Separate Account which are equal to reserves and other liabilities are not chargeable with liabilities arising out of any other business We may conduct.

RELIANCE
We have issued this policy in reliance on the answers You have provided to Us in the application and in any supplemental applications. These answers are considered representations, and not warranties. We have assumed that all these answers are true and complete. If they are not, We may have the right to void the policy as if it had not been issued, as explained in the LIMITS ON OUR CONTESTING THIS POLICY section. If that occurred, We would send back all the premiums You had paid.

LIMITS ON OUR CONTESTING THIS POLICY
No statement will be used in contesting a claim unless it is in an application or supplemental application and a copy of such application is attached to this policy.

We will not contest this policy to the extent of the initial Specified Amount after it has been in effect during the Insured's lifetime for two years from the Policy Date. We will not contest the validity of any increase in Specified Amount after such increase has been in effect during the Insured's lifetime for two years. Unless otherwise provided in the rider, We will not contest any rider attached to this policy after the rider has been in effect during the Insured's lifetime for two years from the effective date of the rider.

We will not contest this policy with respect to statements made in an application for reinstatement after the policy has been in effect during the Insured's lifetime for two years from the effective date of the reinstatement.

CONVERSION TO A FIXED POLICY
You may elect to convert this policy to a fixed policy at any time:

         (1)      within 24 months of the Policy Date; or
         (2) within 60 days of the later of notification of a change in the investment policy of the Separate Account, or the effective date of such change.







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
This election will be executed by transferring all Variable Account values into the Fixed Account without charge. After the date of this election, Net Premiums may not be allocated, and transfers may not be made, to the Variable Account. The other terms and charges of this policy continue to apply.

SUICIDE
We will pay only a limited benefit if the Insured commits suicide while sane or insane, within two years from the Policy Date. If the policy is in effect, We will return the premiums You paid, less: (1) the amount of any Indebtedness; (2) any withdrawal amount; and (3) all monthly costs of insurance on all persons other than the Insured ever covered by rider. If the amount of the Net Cash Surrender Value is larger, We will pay it instead.

We will not pay with respect to any increases in the Specified Amount if the Insured commits suicide while sane or insane, within two years from the effective date of any such increase. If the policy is in effect and the Insured commits suicide more than two years after the Policy Date and within two years after the date of an increase in Specified Amount, We will return the monthly costs of insurance charged for such increase.

This provision also applies to any rider attached to this policy. The two year period will be measured from the rider's date of issue. If this policy is reinstated, this provision will run anew from the reinstatement date. Any premium refund will be limited to those paid on or after the effective date of the reinstatement.

ERROR IN AGE OR SEX
If the Insured's age or sex as stated in the application is wrong, it could mean the Monthly Deductions are wrong. The same is true for the age or sex of any other person insured by this policy or its riders. We will adjust the amount payable to the amount that the monthly Cost of Insurance for the month of death would have purchased at the correct age and sex.

CLAIMS OF CREDITORS
The proceeds of this policy will be paid free from the claims of creditors to the extent allowed by law.

ASSIGNMENT
You may assign this policy by giving Us notice of the assignment. We will not be responsible for the validity of an assignment. We will not be liable for any payments We make or actions We take before We receive notice of an assignment.

REQUIRED NOTE ON OUR COMPUTATIONS
Calculations are based on the Mortality Tables shown on the Policy Schedule. We have filed a detailed statement of Our computations with the applicable State Insurance Department. The values under this policy are not less than those required by the law of the applicable state. Any benefit provided by an attached rider will not increase these values unless stated in the rider.

The method used in calculating policy values will be based on actuarial procedures that recognize the variable nature of this policy.










--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
AUTHORITY TO MAKE AGREEMENTS
All agreements made by Us must be in writing and signed by Our president, a vice president, Our secretary or an assistant secretary. No other person, including an insurance agent, can change any of this policy's terms, extend the time for paying premiums, or make any other agreement which would be binding on Us.

CONFORMITY WITH LAWS
We reserve the right to make any changes necessary to comply with any federal or state statute, rule or regulation. We do not need Your consent to make such changes.

TAXES
We reserve the right to deduct any taxes levied by any government entity which, at Our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

TERMINATION
This policy will terminate and all insurance coverage under the policy will stop: (1) as of the end of the Valuation Period during which We receive notice from You requesting that this policy be surrendered; (2) as of the date the Insured dies (although some riders may provide benefits for other covered persons beyond the Insured's death); (3) as of the date the Grace Period expires; or (4) as of the date 31 days after We mail You notice that the amount of the Indebtedness exceeds the Cash Surrender Value less the Monthly Deduction and the Monthly Expense Charge.

NOTICES
Whenever written notice is required, send it to Our Home Office. The address of Our Home Office is shown on the front of this policy. Please include the policy number in Your correspondence.

NONPARTICIPATING
This policy and any riders attached to it are issued at a nonparticipating rate and shall not share in Our surplus earnings.













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                                    Page 27

                    (This page was intentionally left blank.)














--------------------------------------------------------------------------------

                         COLUMBUS LIFE INSURANCE COMPANY










                 Flexible Premium Variable Universal Life Policy
           Flexible Premiums Payable During Life of Insured to Age 100
                    Death Benefit Payable at Death of Insured
                                Non-Participating




--------------------------------------------------------------------------------